**UNANIMOUS WRITTEN CONSENT OF THE**
**BOARD OF DIRECTORS**
**OF NEWPOINT FINANCIAL CORP**

**May 20, 2024**

The undersigned, being all of the members of the Board of Directors (the "**Board**") of Newpoint Financial Corp. (the "**Corporation**"), acting without a meeting, pursuant to Section 141(f) of the Delaware General Corporations Law does hereby adopt the following resolutions by written consent effective as of the date first written above, which action shall be as valid and legal and of the same force and effect as though taken at a meeting duly and validly noticed and held:

**WHEREAS**, on December 12, 2023, the Board approved the Corporation to effect a reverse split of the Corporation's outstanding shares of Common Stock (the "**Common Stock**"), by a ratio of not less than 200-for-1 and not more than 250-for-1 (the "**Reverse Stock Split**");

**WHEREAS**, on May 13, 2024, the majority stockholders of the Corporation approved the Reverse Stock Split, with the exact ratio to be determined by the Board;

**WHEREAS**, the Board deems it to be in the best interests of the Corporation to effect a Reverse Stock Split at an exact ratio of 206-for-1;

**WHEREAS**, following the effective date of the Reverse Stock Split, the Board deems it in the best interest of the Company and its stockholders to file a Form 15 to terminate the registration of the Company's securities under Section 12(g) of the Securities Exchange Act of 1934 (the "**Exchange Act**");

**WHEREAS**, the Board deems that the Reverse Stock Split is procedurally fair to all stockholders, including both stockholders who will receive cash payments in connection with the Reverse Stock Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. In reaching this conclusion, the Board determined that the Company's receipt of the "Recommendation for Valuation of NewPoint Financial Corp. and Deregistration," in the form attached hereto as **Exhibit A** and incorporated into this Written Consent, was a critical procedural safeguard protecting the interests of stockholders with respect to the fairness of the valuation of the Company from the perspective of all stockholders, including those whose shares would be cashed out pursuant to the Reverse Stock Split

**NOW, THEREFORE**, it is hereby:

**RESOLVED**, that the Corporation be, and it hereby is, authorized to effectuate a Reverse Stock Split in the ratio of 206-for-1; and be it further

**RESOLVED**, that the effective date of the Reverse Stock Split, and it hereby is, fixed as the date which shall be as soon as practicable after the Corporation has obtained clearance of the Reverse Stock Split from the Financial Industry Regulatory Authority, Inc., with the exact date to

be determined by the Chief Executive Officer (the "**CEO**") of the Corporation in his sole and absolute discretion; and be it further

**RESOLVED**, holders of Common Stock otherwise entitled to receive a fractional share as a result of the Reverse Stock Split shall receive cash in lieu of such fractional share equal to the par value per share of Common Stock, or $0.001 per share; and be it further

**RESOLVED**, that effective on the date first above written, the Board hereby approves and ratifies the filing of a Form 15 to terminate the registration of the Company's securities under Section 12(g) of the Exchange Act; and be it further

**RESOLVED**, that the officers of the Corporation be, and hereby are, authorized and directed to prepare or cause to be prepared and filed at such time as required by applicable law or regulation such securities law filings as are required by applicable state and federal securities laws with the appropriate state and federal securities law governmental authorities; and be it further

**RESOLVED**, that the officers of the Corporation are, and each of them hereby is, authorized to execute and file a certificate of amendment with the Secretary of State of the State of Delaware, with such amendments thereto and changes therein not inconsistent with the foregoing resolutions as such officers or any of them in his sole discretion shall approve, his signature thereon to be conclusive evidence of such approval; and be it further

**RESOLVED**, that the directors and the officers of the Corporation are, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to do all such further acts, to execute and deliver such additional agreements, amendments, supplements, reports, documents, instruments, applications and certificates, and to pay all fees, taxes and other expenses as any such director or officer of the Corporation shall deem necessary, appropriate or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby, all of such acts, negotiations, executions, deliveries, filings and payments to be conclusive evidence that the Board deemed the same to be necessary, appropriate or advisable; and be it further

**RESOLVED**, that all lawful and proper acts and things heretofore done by any director, officer or agent of the Corporation on or prior to the date as of which the foregoing resolutions were adopted by the Board in connection with the transactions contemplated by such resolutions, be, and the same hereby are, in all respects ratified, confirmed, approved and adopted as acts on behalf of the Corporation.

*[Signature Page Follows]*

**IN WITNESS WHEREOF**, the undersigned has executed this Written Consent of the directors on the date first written above.

Keith Beekmeyer

Andrew Bye

**EXHIBIT A**

**Recommendation for Valuation of NewPoint Financial Corp. and Deregistration**

(attached)